UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

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On August 7, 2013, MGP Ingredients, Inc. (the “Company”) issued a Press Release (the “Press Release”) containing an open letter to stockholders from the Independent Directors of the Company relating to the Company’s 2013 Annual Meeting of Stockholders.  The Press Release is filed herewith as Exhibit 1.

Exhibit 1

NEWS RELEASE

MGP Ingredients, Inc. Outlines Important Facts

Every Stockholder Needs to Know

Cray Group Members Are Attempting to Interfere with the

Board’s Fiduciary Duties

MGP Stockholders Urged to Vote the WHITE Proxy Card Today

ATCHISON, Kan., August 7, 2013 — The Independent Directors of MGP Ingredients, Inc. (Nasdaq: MGPI) (the “Company”) today issued an open letter to stockholders outlining a series of important facts that MGP stockholders must know before casting their votes ahead of the 2013 Annual Meeting.  We encourage stockholders to review the facts outlined below, which underscore the significant risks of allowing the Cray Group to turn MGP back into a quasi-private, family-run business.  Protect the value of your investment in MGP by voting the WHITE proxy card today.

Dear Fellow MGP Stockholder:

Cray Group Members Are Attempting to Interfere with the Board’s Fiduciary Duties.  As directors of MGP, we take our fiduciary duties very seriously, and we know that common stockholders expect that we will explore any alternative that could maximize value for them, regardless of whether that is through the execution of the current growth plan, a merger, sale of the Company or a business unit, a recapitalization or another strategic alternative.  Stockholders should demand nothing less of their directors.  We are working quickly and diligently to explore alternatives and have received interest from public and private third parties as a result of these efforts.

Cray Group members Karen Seaberg and Bud Cray, who are also MGP directors, have made it clear that they will not consider potential strategic alternatives to maximize MGP’s value — no matter how attractive those alternatives may be for other stockholders.  This is a blatant effort to prevent the Board from carrying out its fiduciary duties and does not serve the best interests of all stockholders.

•                  In an August 1, 2013 court filing attempting to block the Special Committee’s ongoing process of reviewing alternatives, the Cray Group said:

“…Plaintiffs (Karen Seaberg and Bud Cray) are opposed to an active shopping of the Ingredients or other divisions of the Company for sale at this time… Plaintiffs have also made it clear to MGP that they have no interest in selling their holdings of MGP stock at the present time, so any strategic alternative under consideration by MGP will not involve Plaintiffs or their family counterparties.(1)”

(1)  Excerpt from August 1, 2013 Verified Petition for Injunctive and Declaratory Relief filed with the District Court of Atchison County, Kansas

•                  The Cray Group’s opposition to a strategic review apparently doesn’t come from an interest in stockholder value but simply reflects the fact that “We felt like we had to save what we built…(2)”.  Their entrenched approach to MGP is in direct conflict with their duties as directors.

Stockholders should seriously question what the Cray Group’s actions will actually save.  The Independent Directors and the management team are working to drive value.  Stockholders must consider whether they want to give the Cray Group, which already controls five of nine director seats and seems to be more focused on their own interests rather than on those of all stockholders, even more control to turn MGP into their own quasi-private company.

Cray Group’s Flawed Strategy and Analysis Underscore the Need for Independent Leadership.  The Cray family’s prior strategy when they led MGP and the Cray Group’s current flawed analysis underscore the need to keep professional, experienced and independent leadership at MGP.

•                  Between 1985 and 2007 under Cray family leadership, even as a commodity-driven, sub-scale competitor, MGP paid out nearly one-third of its net income in the form of common dividends.  As the owner of 27.5% of the common stock, this unusual cash management approach benefitted the Cray family immensely.  However, it also starved the business of important capital to secure MGP’s long-term success, such as investments in MGP’s physical plant, technology and employees.

•                  We believe the Cray Group has made numerous misleading and inaccurate statements that raise doubts about their understanding of MGP and its ongoing transformation.

•                  In an August 1, 2013 Securities and Exchange Commission filing, the Cray Group described MGP’s peer group as including Krispy Kreme Doughnuts, McDonald’s, Pepsico, and Valero Energy Corporation.  While it might be flattering to try to make that comparison, any serious business person knows that these companies have little-to-nothing in common with MGP based on their size, market segments and business mix.

•                  And in the their August 6, 2013 open letter to stockholders, the Cray Group reveals their lack of knowledge about MGP and the premium spirits market by praising MGP’s Lawrenceburg Distillery as being the “birthplace of the Four Roses brand…a product that was at one time the number one selling American whiskey in Europe as well as Japan.”  Though Four Roses is a great brand with a proud history, it’s in fact owned by the Japanese company, Kirin, and crafted in Lawrenceburg, Kentucky, over 100 miles away from MGP’s Lawrenceburg, Indiana distillery.

•                  The Cray Group has no plan other than to replace MGP’s CEO while the Company is in the midst of a critical transformation — a transformation that the Cray Group’s Board representatives claim to support.  The Cray Group naively asserts that “other executives of the Company can oversee execution of the strategic plan” as they run a search for a new CEO.  It’s just not that simple.  We believe a management change now is not only unwarranted, but would place MGP’s progress at significant risk.

(2)  Karen Seaberg as quoted in the Atchison Globe on June 21, 2013

Don’t Let the Cray Group Derail MGP’s Progress and Value Opportunity.  We and MGP’s management team have taken aggressive actions to reposition the business for profitable growth, including exiting the fuel alcohol market, entering critical supply agreements with ConAgra and Bunge, divesting underperforming assets and investing in high-value growth opportunities such as the acquisition of the whiskey and bourbon distillery in Lawrenceburg.

These crucial changes, begun in 2008, enabled the Company to withstand the extreme commodity volatility in 2011 and 2012.  If the Company had still been operating under the antiquated systems from the Cray regime, we believe MGP would have suffered significant operating losses that could have crippled the Company.

With the economy showing signs of improvement, our actions are also beginning to deliver results, including a threefold improvement in return on assets to 18%, reduced working capital needs, a near doubling of the mix of high-margin, value added products, which now account for 83% of sales, and improved levels of operating income.

We firmly believe the business is on the right path, and we are actively exploring all strategic alternatives so that no stone is left unturned in our effort to create stockholder value.

The re-election of Chairman John Speirs and the rejection of the Cray Group’s self-serving governance proposals are important to supporting this ongoing progress.  Voting the WHITE proxy card is the only way to support MGP’s independent Board and management in their efforts to drive value for all stockholders and let the Cray Group know that common stockholders will not let them stand in the way of MGP’s progress.

Vote the WHITE proxy card today.

Thank you again for your support,

John R. Speirs Chairman	Michael Braude Director	John E. Byom Director	Gary Gradinger Director

Linda E. Miller	Daryl R. Schaller, Ph.D.
Director	Director

The Independent Directors of the Board

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxy votes:

Innisfree M&A Incorporated

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

IMPORTANT

Vote the White Proxy Card today!

The Company’s proxy statement and annual report on Form 10-K for the year ended December 31, 2012, are available at the following website that can be accessed anonymously: www.proxyvote.com.

About MGP Ingredients

MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison or Indiana facilities, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC (“ICP”) joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments and (x) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended

December 31, 2012, as updated by Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

Important Additional Information

The definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning the Company are available free of charge at www.sec.gov.  For a copy of final definitive materials with respect to 2013 Annual Meeting, including Amendment No. 3 of the supplement to the proxy statement, please see http://ir.mgpingredients.com/annuals.cfm. Voting remains open to stockholders of record at the close of business on April 3, 2013. Stockholders should carefully read the definitive proxy statement, including supplements thereto, before making any voting decision.

The Company and its directors, director nominees, the Company’s chief executive officer and its chief financial officer (the “Participants”) may be deemed to be participants in the solicitation of proxies in connection with the 2013 Annual Meeting.  Information regarding the Participants in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplement that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.

CONTACT: Investors & Analysts:

George Zagoudis, Investor Relations

913-360-5441 or george.zagoudis@mgpingredients.com

Media:

Shanae Randolph, Corporate Director of Communications

913-367-1480 or shanae.randolph@mgpingredients.com